EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of April 27, 2015, by and between Barfresh Food Group Inc., a Delaware corporation (the “Company”) and Riccardo Delle Coste, an individual (the “Executive”).

RECITALS

WHEREAS, Company desires to employ Executive on the terms set forth in this Agreement; and

WHEREAS, Executive desires to be employed by the Company on the terms set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration of the mutual benefits and obligations set forth in this agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. TERM OF EMPLOYMENT/AT-WILL EMPLOYMENT. Executive’s employment under this Agreement shall commence on April 27, 2015 (the “Effective Date”) and continue until terminated as provided hereunder (the “Term”). Executive and the Company agree that Executives employment with the Company constitutes at-will employment.

2. NATURE OF DUTIES. During the Term, Executive shall serve as Chief Executive Officer of the Company and as Chief Executive Officer of its subsidiaries, Barfresh Inc. and Smoothie Inc. (together with the Company, the “Group”). In addition, during the Term, Executive shall be nominated to serve as a member of the Board of Directors of the Company, and Executive shall serve and continue to serve, if and when elected and re-elected, as a member of the Board. Executive shall report to the Board, and shall have all the customary powers and duties associated with his positions. Executive shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time to time for all senior executives of the Company. Executive shall perform his duties and responsibilities from any location Executive deems necessary.

Except for sick leave, reasonable vacations and excused leaves of absence, Executive shall devote substantially all of his business time and effort to the performance of his duties for the Group, which he shall perform faithfully and to the best of his ability. However, nothing in this Agreement shall preclude Executive from participating in the affairs of any governmental, educational or other charitable institution and serving as a member of the board of directors of a corporation, except for a competitor of the Group, provided Executive notifies the Board prior to his participating in any such activities and as long as the Board does not determine, in the exercise of its reasonable judgment, that any such activities interfere with or diminish Executive’s obligations under the Agreement. Unless otherwise in conflict with Company policy, Executive shall be entitled to retain all fees and other compensation derived from such activities, in addition to the compensation and benefits payable to him under this Agreement.

3. COMPENSATION AND RELATED MATTERS.

(a) Base Salary. During the Term, Executive shall receive an annual base salary (“Base Salary”) at the rate of $350,000, subject to a minimum 5% annual increase. The term “Base Salary” as used in this Agreement shall mean, at any point in time, Executive’s annual base salary at such time. The Base Salary shall be payable in substantially equal semi-monthly installments and shall in no way limit or reduce the obligations of the Company hereunder.

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(b) Performance Bonuses. In addition to the Base Salary, Executive shall receive annual performance bonuses (collectively, the “Performance Bonuses”) as follows:

(i) a bonus equal to 50% of Executive’s Base Salary for that calendar year, based on targets determined by the Board after consultation with Executive no later than ninety (90) days after the start of the applicable fiscal year, which amount will be paid no later than March 15 of the following year; and

(ii) a bonus equal to 25% of Executive’s Base Salary for that calendar year, based on targets determined by the Board after consultation with Executive no later than ninety (90) days after the start of the applicable fiscal year, which amount will be paid in three (3) equal annual installments, with the first installment due no later than March 15 of the following year and subsequent payments being made on March 31 of the following applicable year.

For purposes of this Section 3(b), if Executive and the Board fail to agree on performance targets within ninety (90) days after the start of an applicable fiscal year, the target proposal last submitted by Executive prior to the end of such ninety (90) day period shall become effective for that fiscal year.

(c) Performance Options. In addition to Base Salary and Performance Bonuses, Executive is eligible to receive incentive compensation in the form of “Performance Options” in accordance with the Company’s 2015 Equity Incentive Plan (“Plan”) and subject to the approval of the Board and applicable securities laws, as set forth below:

(i) On the Effective Date and each anniversary of the effective date, Executive shall receive a grant of 250,000 Performance Options (based on targets determined by the Board after consultation with Executive) at an exercise price equal to the closing bid price on the date of the grant, which will vest in equal increments on each of the first, second and third anniversaries of the date of grant; and

(ii) On each anniversary of the Effective Date, Executive shall receive an additional grant of 250,000 additional Performance Options (based on targets determined by the Board after consultation with Executive no later than ninety (90) days after the start of the fiscal year in which such grant occurs) at an exercise price equal to the closing bid price on the date of the grant, which will vest in equal increments on each of the first, second and third anniversaries of the date of grant. Notwithstanding the preceding sentence, if the performance targets for an applicable fiscal year have not been determined prior to an anniversary of the Effective Date, Executive will receive a grant of 250,000 options in lieu of the Performance Options for such year.

Performance Options shall have a term of 8 years from the date of grant. For clarity and notwithstanding anything else provided in this Agreement, vesting of Performance Options that have been granted shall not accelerate other than upon a Change in Control (as defined below), and upon a “Discharge Other Than for Cause or Resignation for Good Reason” as provided for in Section 4(c) below. For all purposes in this Agreement, “Change in Control” shall have the meaning set forth Plan, except that for purposes of this Agreement, a Change in Control shall be defined by replacing the term “Company” in each place in which it occurs in Sections 3(e)(i) and (ii) of the Plan with the phrase “Company or Smoothie Inc.”

(d) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term (in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers and subject to Section 8(d) below) in performing services hereunder, provided that Executive properly accounts therefore in accordance with Company policy.

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(e) Other Benefits. Executive shall be entitled to participate in or receive benefits generally made available to the employees of the Company (401(k), etc.) or as explicitly provided hereunder. Any other benefits must be agreed to in writing by the Board.

(f) Vacations. Commencing 90 days after the Effective Date, Executive shall be entitled to 20 days paid vacation in each calendar year, pro-rated for any partial year. As of the date of this Agreement, Executive has accrued vacation days that shall not be affected by this Agreement. Executive may only accrue up to an additional 20 days of paid vacation during the term of this Agreement.

(g) Car Allowance. Executive shall receive an annual car allowance of $9,600 (with payments to Executive being made monthly).

(h) Indemnification. During and following the Term, the Company shall fully indemnify Executive for any liability to the fullest extent permitted by applicable law. In addition, the Company agrees to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering Executive both during and, while potential liability exists, after the Term that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.

4. TERMINATION.

(a) Discharge for Cause. The Company may terminate Executive’s employment at any time if it believes in good faith that it has Cause to terminate his employment. As used herein, “Cause” means (i) Executive’s conviction in any court of competent jurisdiction of an act of fraud or dishonesty, the purpose or effect of which materially and adversely affects the Group, (ii) Executive’s failure or refusal to attempt in good faith to perform his job duties under this Agreement (other than by reason of physical or mental illness, injury, or condition); provided however, in each instance Executive must be provided notice from the Board of his failure to do so and an opportunity to cure such breach within 10 business days or such longer time as prescribed in the written notice or reasonably required to cure any such breach, and/or (iii) Executive becoming barred or prohibited by any governmental or regulatory agency from holding his position with the Company or fulfilling his duties hereunder or subjecting the Company to “bad actor disqualification” under Rule 506(d) of the Securities Act of 1933.

Upon Executive’s discharge for Cause, the Company shall pay to Executive any unpaid and earned Base Salary, any then vested and unpaid Performance Bonuses, expense reimbursements and vacation days accrued prior to termination of employment and all of Executive’s unvested Performance Options shall terminate; provided, however, that in exchange for Executive’s execution of a release in accordance with Section 4(g), Executive shall have a period of 90 days from the date of termination to exercise any vested Performance Options and any other vested options, pursuant to the terms of the Plan.

(b) Termination for Disability. Except as prohibited by applicable law and, if required by applicable law, subject to the Company providing Executive with reasonable accommodations, the Company may terminate Executive’s employment on account of Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of his duties under this Agreement for at least 90 consecutive calendar days or for at least 180 calendar days, whether or not consecutive, in any 365 calendar day period. If Company terminates Executive due to a Disability, Company shall pay Executive any unpaid earned Base Salary, any then vested and unpaid Performance Bonuses, expense reimbursements and vacation days accrued prior to termination of employment and all of Executive’s unvested Performance Options shall terminate; provided, however, that in exchange for Executive’s execution of a release in accordance with Section 4(g), Executive’s Base Salary shall be continued for 3 months after the date of termination and all of Executive’s vested Performance Options and any other vested options shall be exercisable for a period of 90 days from the date of termination.

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(c) Discharge Other Than for Cause or Resignation for Good Reason. The Company may terminate Executive’s employment at any time for any reason, and without advance notice. Additionally, Executive may resign from employment for “Good Reason” (as described below). If the Company discharges Executive other than for Cause or Executive resigns for Good Reason, the Company shall pay to Executive any unpaid earned Base Salary, and unpaid and vested Performance Bonuses, expense reimbursements and vacation days accrued prior to termination of employment, and all Executive shall retain ownership of all then vested Performance Options; provided, however, that in exchange for Executive’s execution of a release in accordance with Section 4(g), Executive shall be entitled to the following special benefits: (A) a lump sum payment equal to 36 months of Executive’s Base Salary; (B) a lump sum payment equal to the Performance Bonus Executive would have received in the year of his termination of employment (determined based on actual performance through the date of termination and paid at the time the Performance Bonus would have been paid under Section 3(b)); (C) a lump sum payment equal to the aggregate value of all then unvested tranches of any Performance Bonus, determined after fully accelerating all then unvested tranches, (D) Executive’s then outstanding unvested Performance Options shall continue to vest (based on actual performance as of each vesting date)(except that all such options shall fully vest if such termination is in connection with a Change in Control) and all his vested Performance Options and other vested options shall become exercisable for a period of one year from the date of termination; (E) if such termination occurs prior to the grant of the Performance Options that would have otherwise been granted in the year of such termination (the “Make-whole Performance Options”), Executive shall receive a lump sum payment equal to the grant date value of the Make-whole Performance Options, and (F) subject to Executive timely electing COBRA, the Company shall continue to contribute towards health insurance premiums under the Company’s group health plan on behalf of Executive and his covered dependents as of immediately prior to the date of Executive’s termination of employment in the same dollar amount as it contributed immediately prior to the date of Executive’s termination of employment (or, if such contributions are prohibited or penalized under then-applicable law, reimburse to Executive, upon submission of proof of payment by Executive, an equivalent dollar amount) until the earlier of 18 months after the date of Executive’s termination of employment or such time as Executive becomes eligible for substantially similar benefits from another employer. Notwithstanding anything in this Agreement to the contrary, in the event Executive is terminated without Cause or Executive resigns for Good Reason during the one-year period immediately following a Change in Control, the payments made pursuant to Section 4(c)(B) and Section 4(c)(D) above shall be determined based on target performance instead of actual performance.

For purposes of this Section 4(c), “Good Reason” shall mean any of the following: (i) a material diminution of Executive’s Base Salary, (ii) a material diminution in Executive’s authority, duties or responsibilities, and (iii) any material breach of this Agreement by the Company. Additionally, any resignation by Executive during the one-year period immediately following a Change in Control shall be deemed to be a resignation for Good Reason. Notwithstanding anything in this Agreement to the contrary, Executive cannot resign from employment with the Company on the basis of Good Reason unless Executive has provided written notice to the Company of the circumstances providing grounds for resignation for Good Reason within 90 days of the initial existence of such grounds (except where Good Reason is based on a Change in Control, in which case Executive may provide notice at any time during the one-year period immediately following such Change in Control) and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. Failure by Executive to provide written notice of Good Reason as described above shall not constitute a waiver or preclude Executive from notifying the Company of any future event giving rise to Good Reason, including an event of a similar nature.

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(d) Resignation without Good Reason. Except as provided in Section 4(c) above, Executive promises not to resign his employment without giving the Company at least 60 days’ advance written notice. If Executive resigns without Good Reason, the Company may accept his resignation effective on the date set forth in his notice or the date of the Company’s receipt of his notice. Upon Executive’s resignation without Good Reason, the Company shall pay Executive any unpaid earned Base Salary, and earned and unpaid vested Performance Bonuses, expense reimbursements and vacation days accrued prior to termination of employment and Executive’s unvested Performance Options shall terminate; provided, however, that in exchange for 60 days’ advance written notice of Executive’s resignation and Executive’s execution of a release in accordance with Section 4(g), Executive shall have a period of 90 days from the date of termination to exercise any vested Performance Options and other vested options, pursuant to the terms of the Plan.

(e) Death. If Executive dies, the Company shall pay to Executive’s estate any accrued unpaid Base Salary, Performance Bonuses, expense reimbursements and vacation days accrued prior to termination of employment, and, in exchange for execution of a release by Executive’s estate in accordance with Section 4(g), Executive’s vested Performance Options shall be exercisable by the estate for a period of twelve (12) months from the date of termination.

(f) Disputes Under This Section. All disputes relating to this Agreement, including disputes relating to this Section 4, shall be resolved by final and binding arbitration under Section 7. In the event of any dispute under this Section (4) or any other provision of this Agreement, the Company shall continue to make all payments, and provide all benefits, to Executive until the dispute is finally resolved in accordance with Section 7 or, if applicable, by judicial determination; provided that if the Executive is subject to a final adverse determination, the Company may seek to recover any amounts paid to the Executive during the period in which the Executive’s conduct has been determined to be in violation of this Agreement. In the event that the Company initiates any proceeding to terminate the Executive for “cause” hereunder, the Executive shall be provided with written notice of the grounds underlying the allegation of “cause” and a reasonable opportunity to appear with counsel before the Board to contest such allegations.

(g) Execution of Release. Executive will only receive the special benefits that are conditioned upon his execution of a general release if Executive signs the release (which shall be in the form attached as Annex A) and he does not subsequently properly revoke the release. Any payment conditioned upon Executive’s execution of a general release shall be paid on the date that is 60 days following Executive’s termination of employment, provided Executive timely executed the general release and does not subsequently revoke it.

(h) Termination of Options. Notwithstanding anything contained herein to the contrary, no Performance Option is exercisable after expiration of its 8-year term.

5. CONFIDENTIALITY. During the term of Executive’s employment, in exchange for his promises to use such information solely for the Company’s benefit, the Company will provide Executive with Confidential Information concerning, among other things, its business, operations, customers, vendors, owners, investors, and business partners. “Confidential Information” refers to information not generally known by others in the form in which it is used by the Company, and which gives the Company a competitive advantage over other companies which do not have access to this information, including secret, confidential, or proprietary information or trade secrets of the Company and its subsidiaries and affiliates, conveyed orally or reduced to a tangible form in any medium, including information concerning the operations, future plans, customers, business models, strategies, and business methods of the Company and its subsidiaries and affiliates, as well as information about the Company’s customers, clients and business partners and their respective operations and confidential information. “Confidential Information” does not include: (a) information that: (i) Executive knew prior to his employment with the Company or any predecessor company; (ii) subsequently came into Executive’s possession other than through his work for the Company or any predecessor company and not as a result of a breach of any duty owed to the Company; or (iii) is generally known within the relevant industry; or (b) any prior knowledge, information or know-how which Executive legally obtained from a source other than the Company.

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(a) Promise Not to Disclose. Executive promises never to use or disclose any Confidential Information before it has become generally known within the relevant industry through no fault of Executive. Notwithstanding this paragraph, Executive may disclose Confidential Information: (i) during his employment for the benefit of the Company; (ii) as required to do so by court order, subpoena, or otherwise as required by law, provided that upon receiving such order, subpoena, or request and prior to disclosure, to the extent permitted by law, Executive shall provide written notice to the Company of such order, subpoena, or request and of the content of any testimony or information to be disclosed and shall cooperate fully with the Company to lawfully resist disclosure of the information; and (iii) to an attorney for the purpose of securing professional advice.

(b) Promise Not to Solicit. Executive agrees that, during his employment with the Company and for 12 months after his termination for any reason (together, the “Restricted Period”): (1) as to any client or business partner of the Company with whom Executive had dealings or about whom Executive acquired Confidential Information during his employment, Executive will not solicit, attempt to solicit, assist others to solicit, or accept any unsolicited request from the client or business partner to do business with any person or entity other than the Company or its affiliates; and (2) Executive will not solicit, attempt to solicit, assist others to solicit, hire, or assist others to hire for employment any person who at the time of Executive’s termination of employment is, or within the 12 months preceding such termination was, an officer, manager, employee, or consultant of the Company. Executive agrees that the restrictions set forth in this paragraph do not and will not prohibit him from engaging in his livelihood and do not foreclose him his working with clients or business partners not identified in this paragraph.

(c) Promise Not to Engage in Certain Employment. Executive agrees that, during the Restricted Period, he will not, without the prior written consent of the Company, accept any employment; provide any services, advice or information; or assist or engage in any activity (whether as an employee, consultant, or in any other capacity, whether paid or unpaid) with any business or other entity in the business, directly or indirectly, for profit or not, of developing, distributing or marketing compounds or technologies for the manufacture and distribution of smoothies, or smoothie-like beverages in the United States or elsewhere.

(d) Return of Information. When Executive’s employment with the Company ends, he will promptly deliver to the Company, or, at its written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies of the same, of or pertaining to it or any other Group member in his possession or control. Notwithstanding the foregoing, Executive may retain his personal effects, files, benefit information, or other property to the extent such materials do not contain any of the Company’s Confidential Information. In addition, during his employment with the Company or the Group and subsequently, Executive agrees to meet with Company personnel and, based on knowledge or insights he gained during his employment with the Company and the Group, answer any question they may have related to the Company or the Group as reasonably requested.

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(e) Intellectual Property. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations, and photographs, developed, created, conceived, made, or reduced to practice during Executive’s employment with the Company (except intellectual property that has no relation to the Group or any Group customer that Executive developed, etc., purely on his own time and at his own expense), shall be the sole and exclusive property of the Company, and Executive does now assign all rights, title, and interest in any such intellectual property to the Company.

(f) Enforcement of This Section. This Section 5 shall survive the termination of this Agreement or Executive’s employment for any reason. Executive acknowledges that: (a) this section’s terms are reasonable and necessary to protect the Company’s legitimate interests; (b) this section’s restrictions will not prevent him from earning or seeking a livelihood; (c) this section’s restrictions shall apply wherever permitted by law; and (d) the violation of any of this section’s terms would irreparably harm the Company. Accordingly, Executive agrees that, if he violates any of the provisions of this section, the Company or any Group member shall be entitled to, in addition to other remedies available to it, to seek an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking.

6. CONFLICT OF INTEREST. In keeping with Executive’s fiduciary duties to the Company, Executive agrees that while employed by the Company he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Executive agrees that he shall immediately disclose to the Company any facts that might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with or benefit from any outside activities, where such interest might in any way adversely affect the Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Executive might arise, and which must be reported immediately by Executive to the Company, include, but are not limited to, the following:

(a) ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

(b) acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

(c) accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Company does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;

(d) misuse of the Company’s information or facilities to which Executive has access in a manner which will be detrimental to the Company’s interest, such as utilization for Executive’s own benefit of know-how, inventions, or information developed through the Company’s business activities;

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(e) disclosure or other misuse of Confidential Information of any kind obtained through Executive’s connection with the Company;

(f) appropriation by Executive or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and

(g) ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Company.

7. ARBITRATION OF DISPUTES. Except as expressly prohibited by law and except for the Company’s right to seek injunctive relief as set forth in Section 5(f), all disputes between the Company and Executive (“Arbitratable Disputes”), including disputes under Section 3 and Section 4, are to be resolved by final and binding arbitration in accordance with this Section 7. This section shall remain in effect after the termination of this Agreement or Executive’s employment.

(a) Scope of Agreement. This arbitration agreement applies to, among other things, disputes concerning Executive’s employment with or termination from the Company and the validity, interpretation, enforceability or effect of this Agreement or alleged violations of it.

(b) The Arbitration. The arbitration shall take place under the auspices of the American Arbitration Association (“AAA”) in its office nearest to the location where Executive last worked for the Company and conducted in accordance with the AAA’s National Rules for the Resolution of Employment Disputes then in effect before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such rules. The arbitrator may not modify or change this Agreement in any way except as expressly set forth herein. The arbitration shall be governed by the substantive law of Colorado (excluding where it mandates the use of another jurisdiction’s laws).

(c) Fees and Expenses. Regardless of which party initiates the arbitration, the Company shall pay that portion of the initial filing fee that exceeds the filing fee for commencing an action in a state or federal court in Colorado, after which each party shall pay the fees of their attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration. All other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid one-half by the Company and one-half by Executive. Notwithstanding the foregoing, if Executive prevails in any arbitration proceeding, the Company shall reimburse Executive for all fees, expenses and other costs incurred by Executive in connection with the proceedings.

(d) Exclusive Remedy. The arbitration in this manner shall be the exclusive remedy for any Arbitratable Dispute.

(e) Judicial Enforcement. Nothing in this Section 7 shall preclude any party to this agreement from seeking judicial enforcement of an arbitrator’s award. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In the event that Executive is required to seek judicial enforcement of an arbitrator’s award, the Company shall reimburse Executive for any fees, expenses or costs associated with such action.

8. TAXES; SECTION 409A.

(a) The Company shall withhold taxes from payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law.

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(b) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(c) Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment, he is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date with interest (determined using the prime rate published by the Wall Street Journal on the date of Executive’s separation from service) and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Executive dies before the Specified Employee Payment Date, any delayed payments shall be paid to Executive’s estate in a lump sum within 30 days of Executive’s death.

(d) To the extent required by Section 409A and without limiting any other requirement set forth in this Agreement, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

9. CODE SECTION 280G.

(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Code Section 280G and would, but for this Section 9 be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

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(b) To the extent the Covered Payments must be reduced pursuant to Section 9(a) above, the Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c) Any determination required under this Section 9 shall be made in writing in good faith by an independent accounting firm selected by the Company that is reasonably acceptable to Executive (the “Accountants”), which shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive. The Company and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. For purposes of making the calculations and determinations required by this Section 9, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. The Accountants’ determinations shall be final and binding on the Company and Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 9.

10. AMENDMENT. No provisions of this Agreement may be modified, waived or discharged except by a written document signed by a duly authorized Company officer and Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

11. NOTICES. For all purposes of this Agreement, all communications, including but not limited to notices, consents, request or approvals, required, permitted, or which may be given hereunder shall be in writing and either delivered personally to an officer of the addressee or mailed to those addresses provided on the signature page below, by certified or registered mail, postage prepaid, by facsimile transmission or electronic mail (with receipt confirmed) and shall be deemed given (i) when so delivered personally; (ii) if mailed, five (5) days after the time of mailing; or (iii) if faxed or sent by electronic mail, twenty four (24) hours after the confirmed transmission of the fax or electronic mail.

12. CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Colorado (excluding any that mandate the use of another jurisdiction’s laws).

13. SUCCESSORS. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. The Company shall not assign this Agreement to any affiliate or to a successor to substantially all the business unless such affiliate or successor agrees to enter into a written agreement acceptable to Executive providing for the affiliate’s or successor’s assumption of obligations under this Agreement.

14. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

16. HEADINGS. The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

17. GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

18. ENTIRE AGREEMENT. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. All prior written employment agreements between Executive and the Company are declared null and void, and have no further effect.

(Signatures on following page)

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IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the Effective Date set forth above.

“COMPANY”	“EXECUTIVE”

BARFRESH FOODS GROUP INC.,
a Delaware corporation

By:	/s/ Arnold Tinter	/s/ Riccardo Delle Coste
Name:	Arnold Tinter	RICCARDO DELLE COSTE
Title:	Chief Financial Officer/ Secretary

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ANNEX A – General Release of Claims

GENERAL RELEASE AGREEMENT

This General Release Agreement (the “Agreement”) is entered into by and between Barfresh Food Group, Inc., a Delaware corporation (the “Company”), and Riccardo Delle Coste (“Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement (“Employment Agreement”) entered into on April __, 2015, whereby Executive is entitled to certain severance benefits from Company in exchange for executing this Agreement;

WHEREAS, Executive’s employment with Company [will terminate][terminated] effective [DATE] (“Termination Date”), pursuant to Section [INSERT SECTION] of the Employment Agreement;

WHEREAS, the parties desire to settle all claims and issues arising out of or in any way related to the acts, transactions or occurrences between Executive and the Company to date;

WHEREFORE, in consideration of the promises and the mutual covenants set forth below, the parties agree as follows:

1. Consideration. In consideration for executing this Agreement and in exchange for the promises, covenants, releases and waivers herein, provided that Executive has not revoked the Agreement as set forth below, the Company will provide Executive with the severance payments and/or benefits described in Section [INSERT SECTION] of the Employment Agreement. The severance payments and/or benefits described in Section [INSERT SECTION] shall commence or be paid, as applicable, on the first payroll period following the “Release Effective Date” (as defined below), and the first payment shall include all payments that would have been made from the Termination Date. In addition, Executive shall be reimbursed for (i) any remaining charges for Company expenses on Executive’s personal credit cards incurred prior to the Termination Date and (ii) any outstanding and unpaid business expenses incurred by the Executive through the Termination Date, in each case in accordance with Company policy. Executive understands and agrees that the severance payments and/or benefits are in addition to anything of value to which Executive is otherwise entitled from the Company if she does not execute this Agreement.

2. Tax Treatment. All payments and benefits provided to Executive pursuant to Paragraph 1 of this Agreement are subject to any applicable employment or tax withholdings or deductions. In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted accordingly. In no event shall the timing of the Executive’s execution of this Agreement, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Agreement could be made in more than one taxable year, payment shall be made in the later taxable year. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including, without limitation, under the Code, federal, state or local laws.

3. Releases.

(a)	In consideration for the consideration described above, to which Executive is not otherwise entitled, as a full and final settlement, Executive, for Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company, its current and former parents, direct or indirect equity holders, subsidiaries, affiliated or related entities and their respective officers and directors (hereinafter collectively referred to as “Releasees”) from all causes of action, claims, charges, complaints, liabilities, obligations, promises, covenants, agreements, contracts, suits, judgments, damages, or demands, in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, which Executive ever had or now has regarding any matter arising on or before the date of Executive’s execution of this Agreement including those arising directly or indirectly out of or in any way connected with Executive’s employment with the Company, including, but not limited to, claims relating to Executive’s employment, or termination thereof, discrimination based upon race, color, age, sex, sexual orientation, age, marital status, religion, national origin, handicap, disability, or any other protected category, or retaliation, any contracts (express or implied), any claim for or involving equitable relief or recovery of punitive, compensatory, or other damages or monies, wages, vacation pay, employee fringe benefits, attorneys’ fees, libel, slander, and any other tort. Executive understands and agrees that this Release includes any claim that could arise under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Act; the Civil Rights Act of 1866; the Equal Pay Act; the Pregnancy Discrimination Act; the Americans With Disabilities Act of 1990; 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the False Claims Act; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; any claim under the Colorado Anti-Discrimination Act; the California Labor Code (including the California Private Attorney General Act), California Business & Professions Code, California Wage Orders, City of Los Angeles Living Wage Ordinance; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any pension, welfare, or equity plans.

(b)	Executive acknowledges reading and understanding the meaning and effect of section 1542 of the California Civil Code which in its entirety states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the creditor.

Executive waives and relinquishes any right or benefit that Executive may have under section 1542 of the California Civil Code and understands that by signing this Release, Executive is giving up claims that Executive may not presently know or suspect to exist.

(c)	Notwithstanding the broad scope of this release, this release is not intended to bar (i) any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits, (ii) any claims with respect to indemnification under the Company’s by-laws, charter or any other operative agreements or with respect to coverage arising under any D&O policy in effect, (iii) any claims by the Executive for any matter arising under this Agreement or (iv) any claims by the Executive in his capacity as a shareholder of the Company or with respect to any equity interest he may own or control in the Company. Nothing in this Agreement is intended to interfere with Executive’s right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Executive expressly releases and waives her right to recovery of any type in any administrative or court action, whether local, state or federal, and whether brought by her or on her behalf, related in any way to the matters released herein.

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(d)	By signing this Agreement and accepting the consideration described in Paragraph 1, Executive understands and acknowledges that Executive is waiving any right to sue the Releasees for any claims released by this Agreement.

(e)	The Company for itself and its current and former parents, direct or indirect equity holders, members, subsidiaries, affiliated or related entities and their respective members, shareholders, officers, directors, successors and assigns (collectively, the “Company Releasors”) hereby release and forever discharge the Executive from all causes of action, claims, charges, complaints, liabilities, obligations, promises, covenants, agreements, contracts, suits, judgments, damages, or demands, in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, which the Company Releasors ever had or now have regarding any matter relating to Executive’s employment with or equity interest in the Company arising on or before the date of Executive’s execution of this Agreement including, but not limited to, any claim for or involving equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, libel, slander, and any other tort; provided, that, the foregoing release by the Company Releasors is not intended to and does not bar any claims by the Company Releasors for any matters arising (i) under this Agreement or the Termination Agreement, (ii) from events, acts or omissions occurring after the parties’ execution of this Agreement; or (iii) from any acts of Executive involving criminal activity or fraud.

4. Non-Admission Clause. This Agreement does not constitute an admission by the Company or Executive (or any Releasee or Company Releasor) of a violation of any federal, state, or local law, statute, rule or regulation or any common law right.

5. Representations. By Executive’s signature below, Executive represents that: (i) Executive is not aware of any unpaid wages, vacation, bonuses, expense reimbursements or other amounts owed to Executive by the Company, other than that specifically provided for in this Agreement; and (ii) Executive has not filed any charge or claim or initiated any proceedings against any of the Releasees in any forum or with any municipal, state or federal agency charged with the enforcement of any law.

6. Confidentiality of this Agreement. Except as provided by law, Executive and the Company shall keep the existence and terms of this Agreement confidential and shall not disclose to any third party, except in the case of the Executive, to the Executive’s immediate family, tax and legal advisors and as required by law, and except in the case of the Company, in connection with the Company’s disclosure obligations to its tax, accounting and legal advisors, to any officer, director, manager or employee with a business need to know, and as required by law.

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7. Non-Disparagement/Statements. Executive covenants and agrees that he will not make any disparaging or derogatory comments about the business or reputation of the Releasees, except where the making of any truthful statements may be required by law or is necessary to enforce his rights under this Agreement. The Company covenants and agrees that it shall not, and the management employees of the Company shall be instructed not to, make any disparaging or derogatory comments concerning the Executive, except where the making of any truthful statements may be required by law or necessary to enforce its rights under this Agreement.

8. Governing Law. The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of Colorado, without regard to its conflicts of law provisions. Executive agrees to and hereby consents and waives any objection to the exclusive jurisdiction of any and all state and federal courts located in the State of Colorado in connection with any proceeding concerning this Agreement.

9. Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

10. Severability. If any provision or portion thereof contained in this Agreement is held to be invalid or unenforceable, the remainder of this Agreement will be considered severable, shall not be affected and shall remain in full force and effect. Specifically, the invalidity of any such provision shall have no effect upon, and shall not impair the enforceability of the release language set forth in Paragraph 3.

11. Binding on Successors. The parties agree that this Agreement shall be binding on, and inure to the benefit of, Executive’s and the Company’s respective successors, heirs and/or assigns.

12. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement between Executive and the Company on the subject matter herein and supersedes and cancels any prior written and oral agreements between Executive and the Company regarding such subject matter, except the surviving provisions of the Employment Agreement. No amendment of this Agreement or waiver of any of its provisions shall be effective unless agreed to in writing by Executive and the Company. This Agreement may be executed in two or more counterparts, which when taken together, shall constitute an original agreement. Executed originals transmitted by electronically as PDF files (or their equivalent) shall have the same force and effect as a signed original. Unless otherwise defined herein, capitalized terms have the meaning set forth in the Employment Agreement.

13. Acknowledgments: Without detracting in any respect from any other provision of this Agreement, Executive acknowledges and agrees that:

(a)	this Agreement constitutes a knowing and voluntary waiver of all rights or claims Executive has or may have against Releasees as set forth herein, including any claims under the Age Discrimination in Employment Act; and Executive has no physical or mental impairment of any kind that has interfered with Executive’s ability to read and understand the meaning of this Agreement or its terms, and that Executive is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement;

(b)	by entering into this Agreement, Executive does not waive rights or claims that may arise after the date of Executive’s execution of this Agreement, including without limitation any rights or claims that Executive may have to secure enforcement of the terms and conditions of this Agreement;

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(c)	the consideration provided to Executive under this Agreement is in addition to anything of value to which Executive is already entitled;

(d)	Executive is advised to consult with an attorney regarding this Agreement; and

(e)	Executive was informed that Executive had at least twenty-one (21) days in which to review and consider this Agreement, and to consult with an attorney regarding the terms and effect of this Agreement.

14. Right to Revoke. Executive may revoke this Agreement within seven (7) days from the date Executive signs this Agreement, in which case this Agreement shall be null and void and of no force or effect on either the Company or Executive. Any revocation must be in writing and received by the undersigned by 5:00 p.m. on or before the seventh day after this Agreement is executed by Executive. For purposes of this Agreement, the “Release Effective Date” shall be the eighth (8th) day following the Termination Date, so long as the Executive has not revoked this Agreement in a timely manner prior to such date.

[Signature Page Follows]

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Sincerely,

Barfresh Food Group Inc.

By:
Name:
Title:

EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY; THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT THE COMPANY HAS ADVISED EXECUTIVE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT EXECUTIVE HAS EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Riccardo Delle Coste

Date:

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